AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 2007

                                               REGISTRATION NO. 333 -
================================================================================
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

       NEW YORK                       6331                        13-2615557
(Primary State or Other          (I.R.S. Employer              (I.R.S. Employer
    Jurisdiction of            Standard Industrial           Identification No.)
   Incorporation or            Classification Code
     Organization)                   Number)

                             ----------------------

                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
    (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOSEPH A. ORLANDO
                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:
                             ANDREA BERNSTEIN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                           SECURITIES TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                      CALCULATION OF REGISTRATION FEE CHART
================================================================================
                                     PROPOSED     PROPOSED
                                     MAXIMUM      MAXIMUM
  TITLE OF EACH         AMOUNT TO    OFFERING    AGGREGATE
CLASS OF SECURITIES         BE        PRICE       OFFERING       AMOUNT OF
 TO BE REGISTERED       REGISTERED  PER UNIT(1)   PRICE(1)   REGISTRATION FEE
--------------------------------------------------------------------------------
7-1/8% Senior Notes   $500,000,000     100%     $500,000,000     $15,350
 due 2017
--------------------------------------------------------------------------------
(1)Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 15, 2007


PROSPECTUS
                          LEUCADIA NATIONAL CORPORATION

                                [GRAPHIC OMITTED]

                                  $500,000,000

         OFFER TO EXCHANGE ALL OUTSTANDING 7-1/8% SENIOR NOTES DUE 2017
               FOR AN EQUAL AMOUNT OF 7-1/8% SENIOR NOTES DUE 2017
                   REGISTERED UNDER THE SECURITIES ACT OF 1933



MATERIAL TERMS OF THE EXCHANGE OFFER

    o   Expires at 5:00 p.m., New York City time, on             , 2007 unless
        extended.

    o The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretations of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency which would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

    o We will exchange all outstanding notes issued on March 6, 2007 that are validly tendered and not validly withdrawn.

    o Tenders of old notes in the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer.

    o The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes that will not apply to the registered notes.

    o   We will not receive any cash proceeds from the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


              THE DATE OF THIS PROSPECTUS IS                , 2007

--------------------------------------------------------------------------------

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Before making an investment decision, you should carefully read this entire prospectus. Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to "Leucadia," "we," "us," "our," "our company" or "the company" refer to Leucadia National Corporation, a New York corporation and its direct and indirect subsidiaries and all references to "notes" refer to the old notes and the registered notes offered hereby.

                               THE EXCHANGE OFFER

     On March 6, 2007, we issued in a private placement, $500 million aggregate principal amount of our 7-1/8% Senior Notes due 2017, which we refer to herein as the "old notes." We refer to this private placement as the "original note offering." We entered into a registration rights agreement with the initial purchaser of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for the registered notes offered hereby with substantially identical terms, which we refer to herein as the "registered notes". Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the notes to be issued in the exchange offer, which we refer to as the "notes" may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

                                   OUR COMPANY

     We are a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, real estate activities, medical product development, winery operations, residual banking and lending activities that are in run-off. We also own equity interests in operating businesses and investment partnerships which are accounted for under the equity method of accounting, including gaming entertainment, a broker-dealer engaged in the trading of high yield and special situation securities, land based contract oil and gas drilling, real estate activities and development of a copper mine in Spain. We concentrate on return on investment and cash flow to maximize long-term shareholder value. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses. In identifying possible acquisitions, we tend to seek assets and companies that are out of favor or troubled and, as a result, are selling substantially below the values we believe to be present.

     Our manufacturing operations are conducted through Idaho Timber, LLC and Conwed Plastics, LLC. Idaho Timber primarily remanufactures dimension lumber and remanufactures, packages and/or produces other specialized wood products. Conwed Plastics manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

     Our telecommunications operation is conducted through STi Prepaid, LLC, a seller of international prepaid phone cards and other telecommunication services in the U.S.

     Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

     Our medical product development operation is conducted through our majority-owned, development stage subsidiary, Sangart, Inc., or Sangart. Sangart is developing a product called Hemospan(R) which is a form of cell-free hemoglobin that is designed for intravenous administration to treat a variety of medical conditions, including use as an alternative to red blood cell transfusions.

     Our winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

     Our gaming entertainment operations are conducted through our controlling interest in Premier Entertainment Biloxi, LLC, or Premier, which is the owner of the Hard Rock Hotel & Casino Biloxi, or Hard Rock Biloxi, located in Biloxi, Mississippi. The Hard Rock Biloxi was severely damaged by Hurricane Katrina and is currently being rebuilt. In September 2006, Premier and its subsidiary filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Bankruptcy Code.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



     Our land based contract oil and gas drilling investment is conducted through our equity interest in Goober Drilling, LLC, or Goober. Based in Stillwater, Oklahoma, Goober provides drilling services to exploration and production companies.

     Our investment in the development of a copper mine consists of our 30% interest in Cobre Las Cruces, S.A., a former subsidiary that holds the exploration and mineral rights to the Las Cruces copper deposit in the Pyrite Belt of Spain. We also hold an 11.6% interest in Inmet Mining Corporation, a Canadian-based global mining company, that produces copper, zinc and gold, that owns the remaining 70% of Cobre Las Cruces.

                             ----------------------

     Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010. Our telephone number is (212) 460-1900.


























--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $500 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes. On March 6, 2007, we issued and sold $500 million aggregate principal amount of old notes in a private placement.

     The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. We issued the old notes under an indenture which grants you a number of rights. The registered notes will be issued under that indenture and you will have the same rights under the indenture as the holders of the old notes. See "Description of the Registered Notes."

Registration Rights Agreement...... You are entitled under the registration rights agreement to exchange your old notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes. The registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer - Procedures for Tendering."


The Exchange Offer................. We are offering to exchange $2,000 principal amount of 7-1/8% Senior Notes due 2017,
                                    which have been registered under the
                                    Securities Act, for each $2,000 principal amount of our unregistered 7-1/8% Senior Notes due 2017. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged.

                                    As of this date, there are $500 million
                                    aggregate principal amount of old notes
                                    outstanding. We will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered Notes.... We believe that registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                    o the registered notes are acquired by you in the ordinary course of your business;

                                    o   you are not engaging in and do not
                                        intend to engage in a distribution of
                                        the registered notes;

                                    o   you do not have an arrangement or
                                        understanding with any person to
                                        participate in the distribution of the
                                        registered notes;

                                    o if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act; and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    o   you are not an affiliate of ours, as
                                        that term is defined in Rule 405 under
                                        the Securities Act.

                                    Our belief is based on interpretations by the staff of the Commission, as set forth on no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

                                    If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                    Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

Expiration Date.................... The exchange offer will expire at 5:00 p.m.,
                                    New York City time, on          , 2007,
                                    unless we decide to extend the exchange
                                    offer. We do not currently intend to extend
                                    the exchange offer, although we reserve the
                                    right to do so. If we determine to extend
                                    the exchange offer, we do not intend to
                                    extend it beyond          , 2007.

Conditions to the Exchange Offer... The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Commission and that no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The Exchange Offer - Conditions."


Procedures for Tendering Old        The old notes were issued as global
  Notes Held in the Form of         securities in fully registered form without
  Book-Entry Interests............  coupons. Beneficial interests in the old notes which are held by direct or indirect participants in The Depository Trust
                                    Company, or DTC, are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.






--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either: a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or a computer-generated message transmitted by means of DTC's Automated Tender Offer Program ("ATOP") system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                    The exchange agent must also receive on or prior to the expiration of the exchange offer either: a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer - Book-Entry Transfer;" or the documents necessary for compliance with the guaranteed delivery procedures described below.

                                    A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                    o   the registered notes to be acquired by
                                        you in the exchange offer are being
                                        acquired in the ordinary course of your
                                        business;

                                    o   you are not engaging in and do not
                                        intend to engage in a distribution of
                                        the registered notes;

                                    o   you do not have an arrangement or
                                        understanding with any person to
                                        participate in the distribution of the
                                        registered notes; and

                                    o   you are not our affiliate.


Procedures for Tendering            If you are a holder of book-entry interests
  Certificated Old Notes........... in the old notes, you are entitled to receive, in limited circumstances, in
                                    exchange for your book-entry interests,
                                    certificated notes which are in equal
                                    principal amounts to your book-entry
                                    interests. See "Description of the
                                    Registered Notes - Form of Registered
                                    Notes." No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -
                                    Procedures for Tendering - Certificated Old
                                    Notes."










--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Special Procedures for Beneficial   If you are the beneficial owner of old notes
  Owners........................... and they are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See "The Exchange Offer -
                                    Procedures for Tendering - Procedures
                                    Applicable to All Holders."

Guaranteed Delivery Procedures..... If you wish to tender your old notes and:

                                      o  they are not immediately available;

                                      o  time will not permit your old notes or
                                         other required documents to reach the
                                         exchange agent on or prior to the
                                         expiration of the exchange offer; or

                                      o  you cannot complete the procedure for
                                         book-entry transfer on a timely basis,

                                    you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer - Procedures for Tendering - Guaranteed Delivery Procedures."


Acceptance of Old Notes and         Except under the circumstances described
  Delivery of Registered Notes..... above under "Conditions to the Exchange
                                    Offer," we will accept for exchange any and all old notes which are properly tendered in the exchange offer at or prior to 5:00 p.m., New York City time, on the expiration date.
                                    The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See
                                    "The Exchange Offer - Terms of the Exchange
                                    Offer."

Withdrawal......................... You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New
                                    York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent..................... The Bank of New York is serving as the exchange agent in connection with the
                                    exchange offer.

Consequences of Failure to          If you do not participate in the exchange
  Exchange......................... offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See
                                    "The Exchange Offer - Consequences of
                                    Failure to Exchange."

Federal Income Tax Consequences.... The exchange of old notes for registered notes will not be a taxable event for
                                    federal income tax purposes. See "Federal
                                    Income Tax Considerations."



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES

Issuer............................. Leucadia National Corporation.

Notes Offered...................... $500,000,000 aggregate principal amount
                                    7-1/8% Senior Notes due 2017.

Maturity Date...................... March 15, 2017.

Interest Rate...................... We will pay interest on the notes at an annual rate of 7-1/8%.

Interest Payment Dates............. We will make interest payments on the notes semiannually, on each March 15 and September
                                    15, beginning on September 15, 2007.

Ranking............................ The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries. Had the notes been issued as of March 31, 2007, they would have been effectively subordinated to approximately $714.3 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

Optional Redemption................ We may redeem some or all of the notes at any time on or after March 15, 2012 at the redemption price set forth under "Description of the Notes--Optional Redemption."

Mandatory Redemption............... The notes are not subject to sinking fund payments.

Change of Control Offer............ If we experience a change of control, each holder of notes will have the right to sell to us all or a portion of such holder's notes at 101% of their principal amount, plus accrued but unpaid interest, if any, to the date of repurchase. A change of control will occur at the time Ian M. Cumming, our chairman of the board, and Joseph S. Steinberg, a director and our president, cease to beneficially own, in the aggregate, a specified percentage of our outstanding common shares, coupled in various circumstances with the notes being rated below investment grade. See "Description of Notes--Repurchase at Option of Holders Upon a Change of Control."

Restrictive Covenants.............. The indenture governing the notes will contain covenants that, among other things, limit:

                                     o  ability to incur additional
                                        indebtedness;

                                     o  our ability to incur liens;

                                     o our ability to enter into sale-leaseback transactions;

                                     o  our ability to enter into transactions
                                        with affiliates;

                                     o  the ability of certain of our
                                        subsidiaries to incur debt; and

                                     o  our ability to consummate certain
                                        mergers.

                                    These covenants are subject to a number of important exceptions described below in "Description of Notes."

Exchange Offer; Registration        In connection with the offering of the old
  Rights........................... notes, we agreed to give you the opportunity to exchange the old notes for exchange notes
                                    with substantially identical terms but that
                                    may be publicly traded.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    In addition, we agreed, in some
                                    circumstances, to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public. If we do not comply with the foregoing obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of old notes. We are making this exchange offer to satisfy our obligations under the registration rights agreement.

Use of Proceeds.................... We will not receive any cash proceeds from this Exchange Offer.






















--------------------------------------------------------------------------------

                       FORWARD-LOOKING STATEMENTS

     Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

     Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus, the words "estimates," "expects," "anticipates," "believes,", "plans,", "intends" and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

     The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those discussed or identified from time to time in our public filings, including without limitation our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, as amended, and our Quarterly Report on Form 10-Q for our quarter ended March 31, 2007, such as:

     o    risks associated with future acquisitions and investments;

     o    dependence on key management personnel;

     o a worsening of general economic and market conditions or increases in prevailing interest rate levels or a continued weakening of the U.S. Dollar against the Euro;

     o    declines in U.S. commercial and residential real estate markets;

     o increased competition in the international and domestic plastics market and volatility of raw material prices;

     o    availability of key raw materials;

     o    changes in foreign and domestic laws, regulations and taxes;

     o adverse legal and regulatory developments that may affect our particular businesses;

     o changes in mortgage interest rate levels or changes in consumer lending practices;

     o risks associated with the operation of a new business without a proven track record;

     o ability to obtain, maintain and defend patent protection for our products and technologies, preserve trade secrets and operate without infringing the intellectual property rights of others;

     o increased competition in the luxury segment of the premium table wine market;

     o ability to obtain sufficient or cost effective telecommunications termination capacity from high quality carriers to particular destinations;

     o reliance on independent distributors to generate telecommunications revenue;

     o    increased competition and changes in pricing environments;

     o    increased default rates and decreased value of assets pledged to us;

     o adverse economic, political or environmental developments where we have mining interests (Spain and Australia) that could delay or preclude the issuance of permits, result in increased development costs or increased financing costs, or any other developments that result in a decrease in mineral prices;

     o changes in the composition of our assets and liabilities through acquisitions and dispositions;

     o weather related conditions and significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms that may affect our operations or investments;

     o    ability to insure certain risks economically;

     o ability to generate sufficient taxable income to fully realize our deferred tax asset; and

     o success in obtaining approval for Premier Entertainment Biloxi, LLC's plan of reorganization, obtaining the necessary funds to rebuild the Hard Rock Hotel & Casino Biloxi or, if obtained, complete the reconstruction on time and on budget.

     You should not place undue reliance on these forward-looking statements, which are applicable only as of the date of this prospectus. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to reflect the occurrence of unanticipated events.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the Commission may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until the exchange offer is complete:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on February 28, 2007, as amended by Amendment No. 1 on Form 10-K/A filed on March 23, 2007;

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 9, 2007;

     o our Current Reports on Form 8-K filed on May 18, 2007 and June 6, 2007 (as amended by our Current Report on Form 8-K/A filed on June 15,
          2007); and

     o all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all registered notes have been sold.

     You may also request a copy of these filings, at no cost, by writing or telephoning us at the following:

                          Leucadia National Corporation
                              315 Park Avenue South
                            New York, New York 10010
                         Attention: Corporate Secretary
                            Telephone: (212) 460-1900

     In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

                                  RISK FACTORS

     You should carefully consider the risks described below, as well as those risk factors incorporated by reference in this prospectus under the captions "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, before making a decision to invest in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business and results of operations and our ability to service our outstanding indebtedness, including the notes, could be materially affected. In that case, you could lose all or part of your investment in, and the expected return on, the notes.


            RISKS RELATED TO THE REGISTERED NOTES AND EXCHANGE OFFER


THE LEVEL OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND THEREFORE MAKE IT MORE DIFFICULT FOR US TO FULFILL OUR OBLIGATIONS UNDER THE REGISTERED NOTES.

     At March 31, 2007, we had total indebtedness of $1,666.2 million, including $975.5 million of senior debt, $350 million senior subordinated debt, $98.2 million of subordinated debt and $242.5 million of subsidiary debt.

     Our substantial indebtedness level and interest expense could have important consequences to our company and you, including:

     o limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, funding of future acquisitions, or other general corporate purposes;

     o limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

     o increasing our vulnerability to general adverse economic and industry conditions;

     o placing us at a competitive disadvantage as compared to our competitors that have less leverage;

     o limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; and

     o limiting our ability or increasing the costs to refinance indebtedness.

     Although we have substantial indebtedness outstanding, the indenture governing the registered notes will permit us to incur additional indebtedness in the future. If we or our subsidiaries incur additional debt, the risks we now face as a result of our leverage could intensify.


REPAYMENT OF OUR DEBT, INCLUDING THE NOTES, IS DEPENDENT ON CASH DISTRIBUTED TO US BY OUR SUBSIDIARIES.

     Leucadia National Corporation is a holding company with no material assets other than the equity interests of its subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Therefore, repayment of our indebtedness, including the notes, is dependent on our subsidiaries' current liquidity position and their generation of cash flow in the future, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. As of March 31, 2007, our subsidiaries had aggregate cash and cash equivalents and investments in marketable securities of approximately $2,500 million, all of which could be distributed to us. However, should conditions change in the future, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE REGISTERED NOTES IS EFFECTIVELY JUNIOR TO ALL EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

     The registered notes will be effectively junior to all existing and future indebtedness of our subsidiaries. For example, the notes will effectively rank junior to $714.3 million of indebtedness and other liabilities of our subsidiaries as of March 31, 2007. Although the indenture contains restrictions on the ability of certain of our subsidiaries to incur indebtedness, these restrictions are subject to important limitations and exceptions that permit our subsidiaries to incur a substantial amount of additional indebtedness. Accordingly, in the event of a bankruptcy, liquidation or reorganization affecting us or any of our subsidiaries, your rights to receive payment will be effectively subordinated to the creditors of those subsidiaries.


WE MAY BE UNABLE TO REPAY OR REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     If we experience a change of control, as that term is defined in "Description of The Registered Notes," we may be required to make an offer to repurchase all of your notes prior to maturity. We cannot assure you that we will have sufficient funds or be able to arrange for additional financing to repurchase notes tendered to us following a change of control.


THERE IS NO PUBLIC MARKET FOR THE REGISTERED NOTES AND WE DO NOT KNOW IF A MARKET WILL EVER DEVELOP OR, IF A MARKET DOES DEVELOP, WHETHER IT WILL BE SUSTAINED.

     The registered notes are a new issue of securities and there is no existing trading market for the notes. As a result, we cannot assure you that a liquid market will develop for the registered notes, that you will be able to sell your registered notes at a particular time or that the prices that you receive when you sell the registered notes will be favorable. If a liquid market is established, various factors could have a material adverse effect on the trading of the registered notes, including fluctuations in prevailing interest rates. We do not intend to apply for listing or quotation of the registered notes on any securities exchange or stock market.

     Historically, the market for non-investment grade debt has been subject to substantial volatility. We cannot assure you that the market for the registered notes will be free from similar volatility.


CHANGES IN OUR CREDIT RATINGS OR THE FINANCIAL AND CREDIT MARKETS COULD ADVERSELY AFFECT THE MARKET PRICES OF THE REGISTERED NOTES.

     The future market prices of the registered notes will be affected by a number of factors, including:

     o    our ratings with major credit rating agencies;

     o    the prevailing interest rates being paid by companies similar to us;
          and

     o    the overall condition of the financial and credit markets.

     The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. These fluctuations could have an adverse effect on the prices of the registered notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will continue to rate the registered notes or that they will maintain their ratings on the registered notes. A negative change in our rating could have an adverse effect on the market prices of the registered notes.


YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES.

     If you do not exchange your original notes for registered notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently original notes that you continue to hold following completion of the exchange offer. See "The Exchange Offer--Consequences of Failure to Exchange."

BROKER-DEALERS MAY BECOME SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND ANY PROFIT ON THE RESALE OF THE REGISTERED NOTES MAY BE DEEMED TO BE UNDERWRITING COMPENSATION UNDER THE SECURITIES ACT.

     Any broker-dealer that acquires registered notes in the exchange offer for its own account in exchange for original notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the registered notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

                               THE EXCHANGE OFFER


PURPOSE AND EFFECT

     We issued the old notes on March 6, 2007 in a private placement to a limited number of qualified institutional buyers, to persons outside the United States in compliance with Regulation S of the Securities Act and accredited investors, each as defined under the Securities Act. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the exchange of registered notes therefor will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and the effectiveness of this registration statement, assuming we complete the exchange offer within 45 days of the date that the registration statement is declared effective, we will not be required to pay any liquidated damages on the old notes.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

     o the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

     o you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

     o you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

     If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

     If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of 180 days from the date the shelf registration statement is declared effective by the Commission or a shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See " - Procedures for Tendering" below.


CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $2,000 principal amount of registered notes in exchange for each $2,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $2,000 principal amount.

     The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture.

     As of the date of this prospectus, $500 million aggregate principal amount of old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the Business Corporation Law of the State of New York or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

     You will not be required to pay brokerage commissions or fees or, except as set forth below under " - Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See " - Fees and Expenses" below.


EXPIRATION DATE; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
                , 2007, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not currently intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange
offer, we do not intend to extend it beyond             , 2007. If we extend the
exchange offer, we will give oral (promptly confirmed in writing) or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer.

     We also reserve the right, in our sole discretion,

     o to delay accepting any old notes or, if any of the conditions set forth below under " - Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral (promptly confirmed in writing) or written notice of the delay or termination to the exchange agent, or

     o to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING


BOOK-ENTRY INTERESTS

     The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

     o a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

     o a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal (an "agent's message").

     In addition, in order to deliver old notes held in the form of book-entry interests:

     o a timely confirmation of book-entry transfer of the notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under " - Book-Entry Transfer" must be received by the exchange agent on or prior to the expiration date; or

     o you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.


CERTIFICATED OLD NOTES

     Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under " - Exchange Agent." In addition, in order to validly tender your certificated old notes:

     o the certificates representing your old notes must be received by the exchange agent on or prior to the expiration date; or

     o you must comply with the guaranteed delivery procedures described below.


PROCEDURES APPLICABLE TO ALL HOLDERS

     If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution, including most banks, savings and loan associations and brokerage houses, that is a medallion signature guarantor, each an "eligible institution," unless old notes tendered in the exchange offer are tendered either:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o    for the account of an eligible institution; and

     o the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

     o    you improperly tender your old notes; or

     o    you have not cured any defects or irregularities in your tender; and

     o    we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     In addition, we reserve the right in our sole discretion to:

     o purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

     o    terminate the exchange offer; and

     o to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will represent to us that, among other things:

     o the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

     o you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

     o you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer;

     o if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act; and

     o you are not our "affiliate," as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.


GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the second paragraph under "--Book-Entry Transfer" occurs, you may tender if:

     o    you tender through an eligible financial institution;

     o on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us; and

     o the certificates for all certificated old notes, in proper form for transfer, and a properly completed and duly executed letter of transmittal or a book-entry confirmation and an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

     o    your name and address;

     o    the amount of old notes you are tendering; and

     o a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

     o the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

     o a written or facsimile copy of the letter of transmittal, or an agent's message instead of the letter of transmittal; and

     o    any other documents required by the letter of transmittal.


BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

     o you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC and an agent's message; or

     o you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.


WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under " - Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The notice of withdrawal must:

     o    state your name;

     o identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;

     o be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

     o specify the name in which the old notes are to be registered, if different from yours.

     We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under " - Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.


CONDITIONS

     Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

     o any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

     o the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.


EXCHANGE AGENT

     We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

     By Hand, Regular, Registered or Certified Mail or Overnight
      Courier:

     The Bank of New York
     Corporate Trust Operations
     Reorganization Unit
     101 Barclay Street - 7 East
     New York, New York  10286
     Attn:  Mrs. Carolle Montreui

     By Facsimile:

     212-298-1915, Attn:  Mrs. Carolle Montreui

     For more information with respect to procedures for tendering your old notes or confirmation by telephone, please call 212-815-5920. Originals of all documents sent by facsimile should be sent promptly by hand, by registered or certified mail, or by overnight delivery service.


FEES AND EXPENSES

     We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $175,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.


TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.


ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under accounting principles generally accepted in the United States of America.

                                 USE OF PROCEEDS

     The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the registered notes in the exchange offer. In exchange for each of the registered notes, we will receive old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer. Accordingly, issuance of the registered notes will not result in any change to our capitalization.

                       RATIO OF EARNINGS TO FIXED CHARGES

                       THREE MONTHS ENDED
                           MARCH 31,              YEAR ENDED DECEMBER 31,
                       ------------------  -------------------------------------
                         2007     2006     2006    2005    2004    2003  2002(b)
                       -------- -------- -------- ------ -------  -----  -------

Ratio of earnings to    1.86x    8.89x    3.42x   2.77x   2.02x   1.28x   n/a
fixed charges (a)

------------
Notes:
(a) For purposes of computing these ratios, earnings represented consolidated pre-tax income from continuing operations before cumulative effect of a change in accounting principles and equity in undistributed earnings or loss of associated companies, plus "fixed charges." Fixed charges include all interest expense, the portion of net rental expense representative of the interest factor and amortization of debt expense. Fixed charges include amounts related to continuing and discontinued operations.

(b) For the year ended December 31, 2002 "fixed charges" exceeded earnings by $5.9 million.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization as of March 31, 2007.

     You should read the table below in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, each of which is incorporated by reference into this prospectus.

                                                                      AS OF
                                                                  MARCH 31, 2007
                                                                  --------------
                                                                     (DOLLARS
                                                                        IN
 Long-term debt (a):                                                 THOUSANDS)

  Bank credit facility ..........................................  $     --
  7-1/8% Senior Notes due 2017 ..................................     500,000
  7 3/4% Senior Notes due 2013, less debt discount of $345 ......      99,655
  7% Senior Notes due 2013, net of premium of $877 ..............     375,877
  3 3/4% Convertible Senior Subordinated Notes due 2014 .........     350,000
  8.65% Junior Subordinated Deferrable Interest
   Debentures due 2027 ..........................................      98,200
  Repurchase Agreements, with a weighted average rate
   of 5.3% ......................................................     186,475
  Aircraft financing ............................................      40,806
  Capital leases due 2007 through 2015 with a weighted
   average interest rate of 11.4% ...............................      11,283
  Other due 2007 through 2011 ...................................       3,932
                                                                   ----------
     Total long-term debt including current
       maturities ...............................................   1,666,228
                                                                   ----------
Shareholders' equity (b):
  Common shares, par value $1 per share, authorized
   300,000,000 shares; 216,580,237 shares issued and
   outstanding, after deducting 56,884,989 shares
   held in treasury .............................................     216,580
  Additional paid-in capital ....................................     528,339
  Accumulated other comprehensive income ........................     105,380

  Retained earnings .............................................   3,169,132
                                                                   ----------
     Total shareholders' equity .................................   4,019,431
                                                                   ----------
       Total ....................................................  $5,685,659
                                                                   ==========
------------
Notes:

(a) For information with respect to the interest rates, priorities and restrictions relating to outstanding long-term debt, see Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended.

(b) For information with respect to stock options and contingent obligations, see Notes 13 and 18 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended.

            DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS


7 3/4% SENIOR NOTES

     We currently have outstanding $100 million aggregate principal amount of 7 3/4% Senior Notes due 2013, or the 7 3/4% senior notes. The 7 3/4% senior notes were issued pursuant to an indenture dated as of August 15, 1993, with U.S. Bank (formerly, Continental Bank, National Association), as trustee. The 7 3/4% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness and pari passu in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby and the 7% Senior Notes due 2013, or the 7% senior notes. The terms of the indenture governing the 7 3/4% senior notes are substantially identical to the terms of the indenture governing the notes other than the optional redemption provisions of these notes.


7% SENIOR NOTES DUE 2013

     We currently have outstanding $375 million aggregate principal amount of 7% senior notes, issued pursuant to an indenture dated as of November 5, 2003, with The Bank of New York (formerly, JPMorgan Chase Bank) as trustee. The 7% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness, and pari passu in right of payment with all of our existing and future senior indebtedness, including our outstanding 7 3/4% senior notes and the notes offered hereby. The terms of the indenture governing the 7% senior notes are substantially identical to the terms of the indenture governing the notes other than the optional redemption provisions of these notes.


3 3/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

     We currently have outstanding $350 million aggregate principal amount of 3 3/4% Convertible Senior Subordinated Notes due 2014, or the 3 3/4% convertible senior subordinated notes. The 3 3/4% convertible senior subordinated notes were issued pursuant to an indenture dated as of April 29, 2004, with HSBC Bank USA, as trustee. The 3 3/4% convertible senior subordinated notes are convertible into our common shares at $22.97 per share at any time before their maturity, subject to certain restrictions, at a conversion rate of 43.5414 shares per each $1,000 principal amount of the notes subject to adjustment (an aggregate of 15,239,490 shares). The 3 3/4% convertible senior subordinated notes are our unsecured senior subordinated obligations and rank pari passu in right of payment to all of our existing and future subordinated indebtedness and junior in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby. The indenture governing the 3 3/4% convertible senior subordinated notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. In addition, we are not restricted from paying dividends or issuing or repurchasing 3 3/4% convertible senior subordinated notes under the indenture. In addition, if we experience a change of control, we will be required to offer to purchase all of the outstanding 3 3/4% convertible senior subordinated notes at purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, including accrued and unpaid interest, if any, to the date of purchase. Under the terms of the indenture governing the 3 3/4% convertible senior subordinated notes, a change of control will occur at the time Ian M. Cumming, our chairman of the board, and Joseph S. Steinberg, a director and our president, cease to beneficially own, in the aggregate, a specified percentage of our outstanding common shares, coupled in various circumstances with the 3 3/4% convertible senior subordinated notes being rated below investment grade.


8.65% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2027

     We currently have outstanding $98.2 million principal amount of 8.65% Junior Subordinated Deferrable Interest Debentures due 2027. These debentures were issued pursuant to an indenture dated as of January 21, 1997, with The Bank of New York (formerly, JPMorgan Chase Bank), as trustee. The debentures are subordinated to all of our existing and future senior indebtedness, including the notes offered hereby, our outstanding 7% senior notes, the 7 3/4% senior notes and the 3 3/4% convertible senior subordinated notes.


BANK CREDIT FACILITY

     In June 2006, we entered into a new credit agreement with various bank lenders for a $100 million unsecured credit facility that matures in five years and bears interest based on the Eurocurrency rate or the prime rate. As of the date of this prospectus, no amounts were outstanding under this bank credit facility.

AIRCRAFT FINANCING

     During 2001, we borrowed $53.1 million secured by our corporate aircraft. This debt bears interest based on a floating rate, requires monthly payments of principal and interest and matures in ten years. As of March 31, 2007, $40.8 million was outstanding and the interest rate was 9.3%. We have entered into an interest rate swap agreement on this financing, which fixed the interest rate at approximately 5.7%.


CAPITAL LEASES

     Capital leases primarily consist of a sale-leaseback transaction related to certain corporate aircraft originally entered into in May 2003, which was amended in 2005 to among other matters extend the lease term through 2015.

                       DESCRIPTION OF THE REGISTERED NOTES

     The registered notes are to be issued under an indenture dated as of March 6, 2007 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), that the Company entered into in connection with the issuance of the old notes. The terms of the registered notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     This description of registered notes summarizes certain provisions of the Indenture and makes use of defined terms in the Indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture because it, and not this description, define your rights as a holder of notes. Copies of the Indenture are available from the Company as described below under the heading "Where You Can Find More Information."

     You can find the definitions of certain terms used in this description of notes throughout this description of notes. As used in this description of notes, references to "we," "us" or "the Company" mean Leucadia National Corporation (and its successors in accordance with the terms of the Indenture) and not any of its subsidiaries.


GENERAL

     The notes bear interest from March 6, 2007 at the rate of 7-1/8% annually, payable on March 15 and September 15 in each year to the noteholders of record at the close of business on March 1 and September 1 immediately preceding such interest payment date, commencing September 15, 2007. The notes will be due on March 15, 2017, will be issued only in denominations of $2,000 and integral multiples of $2,000, and will be general unsecured obligations of the Company. The Indenture authorizes an initial aggregate principal amount of $500,000,000 of the notes plus an unlimited amount of additional notes which may be issued in the future in accordance with the terms of the Indenture.


RANKING

     The notes are senior unsecured obligations of the Company and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company and prior in right of payment to all subordinated indebtedness of the Company. The notes are effectively subordinated to all existing and future indebtedness of our subsidiaries. Had the notes been issued as of March 31, 2007, they would have been effectively subordinated to approximately $714.3 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

     The notes rank pari passu with the Company's 7 3/4% Senior Notes due 2013 and 7% Senior Notes due 2013. The notes rank senior to the Company's 3 3/4% Convertible Senior Subordinated Notes due 2014 and the Company's 8.65% Junior Subordinated Deferrable Interest Debentures due 2027.


OPTIONAL REDEMPTION

     We are not entitled to redeem the notes at our option prior to March 15, 2012.

     On and after March 15, 2012, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

        PERIOD                                              REDEMPTION PRICE
        -------------------------------------------------   ----------------
        2012.............................................       103.563%
        2013.............................................       102.375%
        2014.............................................       101.878%
        2015 and thereafter..............................       100.000%

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.


SINKING FUND

     The notes are not subject to sinking fund payments.


CERTAIN COVENANTS

     The Indenture contains the following covenants:

     Restriction on Incurrence of Indebtedness by the Company and on the Incurrence of Indebtedness and Issuance of Preferred Stock by Its Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, or guarantee the payment of any Indebtedness, and shall not permit any of its Subsidiaries to issue any Preferred Stock, if, at the time of such event and after giving effect thereto on a pro forma basis, the Company's ratio of Consolidated Debt to Consolidated Tangible Net Worth, as of the most recent date for which consolidated financial statements are available and adjusted for the incurrence of all Indebtedness and the issuance of all Preferred Stock by Subsidiaries (other than Permitted Indebtedness) since that date, would be greater than 1.75 to 1. This restriction shall not preclude the incurrence of Permitted Indebtedness.

     "Consolidated Debt" means, on any date, the sum of (i) total Indebtedness of the Company and its Subsidiaries, at such date, determined in accordance with GAAP on a consolidated basis, and (ii) the aggregate liquidation preference of all Preferred Stock of Subsidiaries of the Company, at such date, other than Preferred Stock to the extent held by the Company and its Subsidiaries; provided, that Consolidated Debt shall not include Permitted Indebtedness.

     "GAAP" means United States generally accepted accounting principles as in effect on December 31, 1992.

     "Indebtedness" of any Person means (i) any liability of such Person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a Purchase Money Obligation or deferred payment obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, (c) for the payment of a Capitalized Lease Obligation of such Person or (d) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction (other than trade letters of credit issued in the ordinary course of business; provided, that the failure to make prompt reimbursement of any trade letter of credit shall be deemed to be the incurrence of Indebtedness); and (ii) any guarantee by such Person of any liability of others described in clause (i) above or any obligation of such Person with respect to any liability of others described in clause (i) above. Indebtedness shall not include deposits at the Company's banking and lending Subsidiaries.

     "Permitted Indebtedness" means (i) any Indebtedness of the Company and its Subsidiaries outstanding on the date of the Indenture, or any refinancing or replacement thereof; provided, that the aggregate amount of such Indebtedness is not increased, (ii) Acquired Indebtedness, (iii) Preferred Stock of Subsidiaries held by the Company or its Subsidiaries (it being understood that the sale of such Preferred Stock by the Company or such

     Subsidiary to any Person other than the Company or a Subsidiary of the Company or such Subsidiary no longer being a Subsidiary shall be deemed the issuance of Preferred Stock for purposes of the above test) and (iv) intercompany Indebtedness.

     "Acquired Indebtedness" means Indebtedness of a Person either (i) existing at the time such Person becomes a Subsidiary, (ii) assumed in connection with the acquisition of assets of such Person or (iii) any refinancing or replacement by such Person of such Indebtedness; provided, that the aggregate amount of such Indebtedness then outstanding is not increased. Acquired Indebtedness shall not include (x) any such Indebtedness created in anticipation of such Person becoming a Subsidiary (other than a refinancing or replacement of Indebtedness of such Person, which original Indebtedness was not incurred in anticipation of such Person becoming a Subsidiary), or (y) any Indebtedness that is recourse to the Company or any Subsidiary or any of their respective assets, other than to such Person and its Subsidiaries and their respective assets.

     Limitation on Funded Debt of Material Subsidiaries. Without limiting the preceding covenant, the Company will not permit any Material Subsidiary to (a) create, incur or assume any Funded Debt other than (i) Funded Debt secured by a Lien on Principal Property which is permitted under the provision described below under "Limitations on Liens," (ii) Funded Debt owed to the Company or any Subsidiary, (iii) Funded Debt of a corporation which is merged with or into the Company or a Material Subsidiary, (iv) Funded Debt in existence on the date of the Indenture, (v) Funded Debt created in connection with, or with a view to, compliance by a Material Subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such Material Subsidiary and providing financial or tax benefits to such Material Subsidiary which are not available directly to the Company and (vi) Funded Debt that is Acquired Indebtedness; or (b) to guarantee, directly or indirectly through any arrangement that is substantially the equivalent of a guarantee, the payment of any Funded Debt except for (i) guarantees existing on the date of the Indenture, (ii) guarantees which, on the date of the Indenture, a Material Subsidiary is obligated to give and (iii) guarantees of Funded Debt permitted under clause (a) of this paragraph. Notwithstanding the foregoing, any Material Subsidiary may create, incur, assume or guarantee the payment of Funded Debt in addition to that permitted in this paragraph and extend, renew, substitute or replace, in whole or in part, such Funded Debt, provided, that at the time of such creation, incurrence, assumption, guarantee, extension, renewal, substitution or replacement, and after giving effect thereto, the aggregate principal amount of all Funded Debt of Material Subsidiaries does not exceed 15% of Consolidated Tangible Net Worth.

     The term "Consolidated Tangible Net Worth" means, as of any date, the total shareholders' equity of the Company determined in accordance with GAAP less any and all goodwill and other intangible assets reflected on the consolidated balance sheet of the Company as of such date. Deferred policy acquisition costs ("DPAC"), that portion of the value of insurance in force resulting from an acquisition and equivalent to the amount of DPAC of the acquired entity outstanding immediately prior to such acquisition and deferred taxes shall not be deemed goodwill or other intangible assets for purposes of determining Consolidated Tangible Net Worth.

     The term "Funded Debt" means Indebtedness which by its terms matures at, or can be extended or renewed at the option of the obligor to, a date more than twelve months after the date of the creation of such Indebtedness, including, without limitation, revolving credit loans.

     Limitations on Liens. The Company will not, and will not permit any Material Subsidiary to, (a) issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a Lien upon, or (b) directly or indirectly secure any outstanding Indebtedness of the Company or any Material Subsidiary by a Lien upon, any Principal Property, now owned or hereafter acquired, without effectively providing that the notes shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to (i) Liens on any Principal Property acquired after the date of the Indenture to secure or provide for the payment of the purchase price or acquisition cost thereof, (ii) Liens on Principal Property acquired after the date of the Indenture existing at the time such Principal Property is acquired, (iii) Liens on any Principal Property acquired from a corporation merged with or into the Company or a Material Subsidiary, (iv) Liens in favor of the Company or any Subsidiary, (v) Liens in existence on any Principal Property on the date of the Indenture, (vi) Liens on any Principal Property constituting unimproved real property constructed or improved after the date of the Indenture to secure or provide for the payment or cost of such construction or improvement, (vii) Liens in favor of, or required by, governmental authorities, (viii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements or other pledges or deposits in the ordinary course of the insurance business of a Material Subsidiary of the Company that is a licensed insurance company, including, without limitation, those relating to the insurance or reinsurance operations of such Material Subsidiaries and those relating to the requirements to create "separate accounts," (ix) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (x) Liens securing any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements) of Indebtedness of the Company or any Material Subsidiary outstanding as of March 31, 1993, and (xi) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (x), inclusive.

     Notwithstanding the foregoing, the Company and any Material Subsidiary may, without equally and ratably securing the notes, issue, assume or guarantee secured Indebtedness (which would otherwise be subject to the foregoing Lien restrictions) in an aggregate amount which, together with all other such secured Indebtedness of the Company and its Material Subsidiaries (that is, not including secured Indebtedness of the Company and its Material Subsidiaries permitted pursuant to the preceding paragraph) and the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted in accordance with the first paragraph under the caption "Limitation on Sale and Lease-Back Transactions" below), does not at the time exceed 15% of the shareholders' equity in the Company and its consolidated Subsidiaries as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

     "Lien" means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement or other security interest or encumbrance of any kind (including any agreement to give any security interest).

     The term "Material Subsidiary" means (i) any Subsidiary of the Company which at December 31, 1992 was a "significant subsidiary" under Regulation S-X promulgated by the SEC or any successor to such Subsidiary and (ii) any other Subsidiary of the Company; provided, that the Company's investments in and advances to such Subsidiary at the date of determination thereof, without giving effect to any write-downs in such investments or advances taken within the prior 12 months, represent 20% or more of the Company's Consolidated Tangible Net Worth as of such time; provided, however, that this clause (ii) shall not include any Subsidiary if, at the time that it became a Subsidiary, the Company contemplated commencing a voluntary case or proceeding under the Bankruptcy Law with respect to such Subsidiary.

     The term "Principal Property" means all property, assets or revenue of the Company and each Material Subsidiary now owned or hereafter acquired and all shares of stock and Indebtedness of any Material Subsidiary now owned or hereafter acquired.

     Limitation on Sale and Lease-Back Transactions. Sale and Lease-Back Transactions by the Company or any Material Subsidiary are prohibited unless the proceeds of such sale or transfer are at least equal to the fair value (as determined by the Board of Directors) of the Principal Property to be leased pursuant to such Sale and Lease-Back Transaction and either (i) the Company or such Material Subsidiary could incur a Lien on such Principal Property under the covenant described in "Limitation on Liens" above, (ii) such Sale and Lease-Back Transactions are between or among the Company and any of its Subsidiaries or between or among Subsidiaries, (iii) the lease is for a period not exceeding three years and the Company or such Material Subsidiary that is a party to such lease intends that its use of such Principal Property will be discontinued on or before the expiration of such period, or (iv) the Company applies, or causes such Material Subsidiary to apply, an amount equal to the fair value (as determined by the Board of Directors) of the Principal Property sold pursuant to such Sale and Lease-Back Transaction to (A) the retirement, within 60 days after the effective date of any such Sale and Lease-Back Transaction, of Funded Debt of the Company or of such Material Subsidiary, or (B) the purchase of other property that will constitute a Principal Property.

     Notwithstanding the provisions of the preceding paragraph, the Company or any Material Subsidiary may enter into any Sale and Lease-Back Transaction which would otherwise be subject to the following restrictions, if the amount of Attributable Debt in respect of such Sale and Lease-Back Transaction, together with all secured

     Indebtedness of the Company and its Material Subsidiaries (other than secured Indebtedness of the Company and Material Subsidiaries permitted under the first paragraph under the caption "Limitation on Liens" above) and all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted pursuant to the preceding paragraph), does not at the time exceed 15% of the shareholders' equity in the Company and its consolidated Subsidiaries as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

     The term "Attributable Debt" means, as of any particular time, the present value, discounted at a rate per annum equal to the interest rate of the notes, of the rental payments (not including amounts payable by the lessee for maintenance, property taxes and insurance) due during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     The term "Sale and Lease-Back Transaction" means the sale or transfer of any property owned by the Company or any Subsidiary with the intention of taking back a lease on such property other than any such arrangements with the government of the United States of America, any of its territories or possessions, or any State thereof, or any department, agency, instrumentality or political subdivision of them.

     Although the Indenture contains the foregoing restrictions on the ability of the Company and its Subsidiaries to incur Indebtedness, the Company and its Subsidiaries may engage in transactions that, although in compliance with such restrictions, would result in additional leverage, which may adversely affect the noteholders.


REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     In the event of any Change of Control, each noteholder shall have the right, at such noteholder's option, to require the Company to purchase all or any portion (in integral multiples of $2,000) of such noteholder's notes on the date (the "Change of Control Payment Date") which is 20 business days after the date the Change of Control Notice (as defined below) is mailed (or such later date as is required by applicable law) at 101% of the principal amount (excluding premium) thereof, plus accrued interest to the Change of Control Payment Date: provided, that the Company will not be obligated to purchase any of such notes unless noteholders of at least 10% of the notes outstanding at the Change of Control Payment Date (other than notes held by the Company and its Affiliates) shall have tendered their notes for repurchase.

     The Company is obligated to send to all noteholders, within five business days after the occurrence of each Change of Control, a notice of the occurrence of such Change of Control (the "Change of Control Notice"), specifying a date by which a noteholder must notify the Company of such noteholder's intention to exercise the repurchase right and describing the procedure that such noteholder must follow to exercise such right. The Company is required to deliver a copy of such notice to the Trustee and to cause a copy of such notice to be published in a daily newspaper of national circulation. To exercise the repurchase right, the noteholder must deliver, on or before the fifth calendar day prior to the Change of Control Payment Date, written notice (which shall be irrevocable, except as provided below) to the Company (or an agent designated by the Company for such purpose) of the noteholder's exercise of such right, together with (i) the note or notes with respect to which the right is being exercised, duly endorsed for transfer with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, and (ii) if the Change of Control Payment Date falls between any record date for the payment of interest on the notes and the next succeeding interest payment date, an amount equal to the interest which the noteholder is entitled to receive on such interest payment date. The Company will comply with all applicable Federal and state securities laws; including Rule 14e-1 of the Exchange Act and other applicable tender offer rules, in connection with each Change of Control Notice.

     A "Change of Control" shall be deemed to occur if (i) the Company has any other Indebtedness outstanding (other than Indebtedness under a bank credit agreement or similar bank financing) which provides for a Change of Control (as defined in the instrument governing such Indebtedness) if Ian M. Cumming or Joseph S. Steinberg ceases to beneficially own, in the aggregate, a certain percentage of the outstanding Common Shares, which percentage ownership requirement is in excess of 10%, and a Change of Control (as defined in the instrument governing such Indebtedness) occurs under such Indebtedness or (ii) at any time when the Company does not have any other Indebtedness outstanding of the type referred to in clause (i), Ian M. Cumming and/or Joseph S. Steinberg, individually or in the aggregate, sell, transfer or otherwise dispose of (a "Disposition"), after the date hereof, Common Shares so that, after giving effect thereto, the sole beneficial ownership of outstanding Common Shares by Mr. Cumming and/or Mr. Steinberg would, in the aggregate, fall below 10% of the then outstanding Common Shares; provided, that no Change of Control shall be deemed to have occurred under clause (ii) if the notes are rated by either Moody's or S&P as Investment Grade both at the time of such Disposition and for a period of 90 days from the date of such Disposition (it being understood that, with respect to the foregoing proviso, a Change of Control shall be deemed to occur on the first date during such 90-day period when the notes are no longer rated as Investment Grade by Moody's and S&P). The term "Common Shares" shall include any securities issued as dividends or distributions on the Common Shares. For purposes hereof, "sole beneficial ownership" of Common Shares shall be deemed to include (i) all Common Shares received after June 15, 1992 from Mr. Cumming or Mr. Steinberg by any member of their respective immediate families or by any trust for the benefit of either of them or any member of their respective immediate families (a "Recipient"), which Common Shares remain held by a Recipient during the lifetime of Mr. Cumming or Mr. Steinberg (unless sold, transferred or disposed of by such Recipient during the lifetime of Mr. Cumming or Mr. Steinberg, as the case may be, in which case such Disposition by such Recipient shall constitute a Disposition by Mr. Cumming or Mr. Steinberg, as the case may be) and (ii) after the death of Mr. Cumming and/or Mr. Steinberg, all Common Shares owned as of the date of death by the decedent, and any Recipient of the decedent, regardless of whether such Recipient continues to own such Common Shares after the date of death. In determining the number of outstanding Common Shares then held by Messrs. Cumming and Steinberg and the total number of outstanding Common Shares, there shall be excluded Common Shares issued by the Company after December 31, 1991, or the conversion into or exchange for, after December 31, 1991, Common Shares or securities convertible into or exchangeable for Common Shares. As calculated pursuant to this provision, Messrs. Cumming and Steinberg beneficially own, in the aggregate, approximately 38% of the Common Shares as of March 31, 2007.

     As of the date hereof, the Company does not have any Indebtedness outstanding of the type referred to in clause (i) of the preceding paragraph. There can be no assurance that the Company will have sufficient funds or the financing to satisfy its obligations to repurchase the notes and other Indebtedness that may come due upon a Change of Control. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture.

     The holders of a majority in principal amount of notes then outstanding may waive compliance by the Company of the repurchase of notes obligation upon a Change of Control. The Company may not waive such provisions. See "Modification of the Indenture."

     The term "Investment Grade" is defined as BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by Moody's or S&P.


TRANSACTIONS WITH AFFILIATES

     The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate (other than with the Company or a Wholly-Owned Subsidiary), including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless such transaction or series of transactions is in good faith and at arm's-length and on terms which are at least as favorable as those available in a comparable transaction from an unrelated Person. Any such transaction that involves in excess of $10,000,000 shall be approved by a majority of the Independent Directors on the Board of Directors of the Company; or, in the event that at the time of any such transaction or series of related transactions there are no Independent Directors serving on the Board of Directors of the Company, such transaction or series of related transactions shall be approved by a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction for which approval is required.


SUCCESSOR CORPORATION

     The Company may not consolidate with, merge into or transfer all or substantially all of its assets (i.e., 90% or more) to another person unless (a) the successor person shall be existing under the laws of the United States, any state thereof or the District of Columbia, (b) there shall not be any Default or Event of Default under the Indenture, (c) such successor person assumes all of the obligations of the Company under the notes and the

     Indenture and (d) after giving effect to such transaction, such successor person shall have a Consolidated Net Worth equal to or greater than the Company. Thereafter all such obligations of the Company will terminate.

     The term "Consolidated Net Worth" means, as of any date, total stockholders' equity of the Company as of such date determined on a consolidated basis in accordance with GAAP.


REPORTS TO NOTEHOLDERS

     The Company will mail copies of its annual reports and quarterly reports mailed to its shareholders to noteholders. If the Company is not required to furnish annual or quarterly reports to its shareholders, the Company will, upon request, mail to each noteholder, at such noteholder's address as appearing on the note register, audited annual financial statements prepared in accordance with United States generally accepted accounting principles and unaudited condensed quarterly financial statements. Such financial statements shall be accompanied by management's discussion and analysis of the results of operations and financial condition of the Company for the period reported upon in substantially the form required under the rules and regulations of the Securities Exchange Commission currently in effect.


THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture.

     The noteholders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the noteholders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.


EVENTS OF DEFAULT AND NOTICE THEREOF

     The term "Event of Default" when used in the Indenture shall mean any one of the following: (i) failure to pay interest for 30 days or principal (including premium, if any); (ii) failure to perform any covenants not described in clause (i) for 30 days after receipt of notice; (iii) the occurrence of a default in the payment when due of principal of, or interest on, or other amounts payable in respect of, any instrument evidencing or securing other Indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $30,000,000 or more; (iv) the occurrence of any other event of default under an instrument evidencing or securing other Indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $30,000,000 or more resulting in the acceleration of such indebtedness, which acceleration is not rescinded or annulled pursuant to the terms of such instrument; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company or any Material Subsidiary of the Company.

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, provide to the noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace or notice); provided, that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the notes, the Trustee shall be protected in withholding such notice if and so long as a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interests of the noteholders.

     In case an Event of Default (other than an Event of Default with respect to the Company specified in clause (v) above) shall have occurred and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the Company and to the Trustee, may declare to be due and payable immediately the outstanding principal amount and accrued interest, premiums, penalties and other amounts in respect of the notes and the Indenture. Such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, premium, if any, or interest on the notes) may be waived by the holders of a majority in principal amount of the notes, upon the conditions provided in the Indenture.

     If an Event of Default with respect to the Company specified in clause (v) above occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

     The Indenture includes a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.


MODIFICATION OF THE INDENTURE

     Under the Indenture, the rights and obligations of the Company and the rights of noteholders may be modified by the Company and the Trustee only with the consent of the noteholders holding a majority in principal amount of the notes then outstanding; but no extension of the maturity of any notes, or reduction in the interest rate or premium, if any, or extension of the time of payment of principal of (including premium, if any) or interest on, or any other modification in the terms of payment of the principal of, or premium, if any, or interest on the notes or reduction of the percentage required for modification will be effective against any noteholder without its consent. The holders of a majority in principal amount of notes then outstanding may waive compliance by the Company with certain covenants, including those described under "Repurchase at Option of Holders Upon a Change of Control."


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture will be discharged and cancelled upon payment of all the notes or upon deposit with the Trustee, within not more than one year prior to the maturity of the notes or the date on which all of the notes are to be called for redemption, of funds sufficient for such payment.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences relating to the exchange of original notes for registered notes in the exchange offer. This discussion does not address all tax aspects relating to the exchange. This discussion deals only with the material U.S. federal income tax consequences to persons who hold such notes as capital assets and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or "financial services entities," persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, "conversion transaction," "constructive sale" or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code)", the Treasury Regulations promulgated thereunder, rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.


CONSEQUENCES OF TENDERING OLD NOTES

     The exchange of original notes for registered notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder will have the same adjusted tax basis and holding period in such registered notes that the holder had in the original notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of such registered notes will be the same as those applicable to the original notes.

     THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL NOTES FOR REGISTERED NOTES IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchases or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account an any broker or dealer that participates in a distribution of the notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on such a resale of the notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Weil, Gotshal & Manges LLP has passed upon the validity of the notes on behalf of the issuer.

                                     EXPERTS

     The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Leucadia National Corporation's Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Olympus Re Holdings, Ltd. incorporated by reference in this prospectus by reference to Leucadia National Corporation's Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The statement of financial condition, including the condensed schedule of investments, of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2005, and the related statements of earnings, changes in members' equity, and cash flows for the year then ended, appearing in Leucadia's Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

     The financial statements of EagleRock Capital Partners (QP), LP and EagleRock Master Fund, LP as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, respectively, appearing in the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of ResortQuest Mainland at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in Leucadia National Corporation's Current Report on Form 8-K/A dated June 15, 2007, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          LEUCADIA NATIONAL CORPORATION

                                [GRAPHIC OMITTED]


                                  $500,000,000

         OFFER TO EXCHANGE ALL OUTSTANDING 7-1/8% SENIOR NOTES DUE 2017
               FOR AN EQUAL AMOUNT OF 7-1/8% SENIOR NOTES DUE 2017
                   REGISTERED UNDER THE SECURITIES ACT OF 1933

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant is a New York corporation. Sections 722 through 725 of the New York Business Corporation Law (the "Business Corporation Law") provide that a corporation may indemnify, with certain limitations and exceptions, a director or officer as follows: (1) in a derivative action, against his reasonable expenses, including attorneys' fees but excluding certain settlement costs, actually and necessarily incurred by him in connection with the defense thereof, or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation, not opposed to) the best interests of the corporation; and
(2) in a civil or criminal non-derivative action or proceeding including a derivative action by another corporation, partnership or other enterprise in which any director or officer of the indemnifying corporation served in any capacity at the indemnifying corporation's request, against judgments, fines, settlement payments and reasonable expenses, including attorneys' fees, incurred as a result thereof, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other corporation, not opposed to) the best interests of the corporation and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Such indemnification is a matter of right where the director or officer has been successful on the merits or otherwise, and otherwise may be granted upon corporate authorization or court award as provided in the statute.

     Section 721 of the Business Corporation Law provides that indemnification arrangements can be established for directors and officers, by contrast, by-law, charter provision, action of shareholders or board of directors, on terms other than those specifically provided by Article 7 of the Business Corporation Law, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Article V of the Company's By-Laws provides for the indemnification, to the full extent authorized by law, of any person made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company.

     Section 726 of the Business Corporation Law provides that a corporation may obtain insurance to indemnify itself and its directors and officers. The Company maintains an insurance policy providing both directors and officers liability coverage and corporate reimbursement coverage.

     Article Sixth of the Company's Certificate of Incorporation contains a charter provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty, subject only to certain limitations imposed by statute.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits

     EXHIBIT
     NUMBER   DESCRIPTION

      4.1 Indenture, dated as of March 6, 2007, between Leucadia National Corporation and The Bank of New York with respect to Leucadia National Corporation's 7-1/8% Senior Notes due 2017.+
      4.2 Registration Rights Agreement, dated as of March 6, 2007, between Leucadia National Corporation and Jefferies & Company, Inc., with respect to Leucadia National Corporation's 7-1/8% Senior Notes due 2017.+
      4.3   Form of 7-1/8% Senior Note (included in Exhibit 4.1).
      5.1   Opinion of Weil, Gotshal & Manges LLP.+
      12.1  Computation of Ratio of Earnings to Fixed Charges.+
      23.1  Consent of PricewaterhouseCoopers LLP.+
      23.2  Consent of PricewaterhouseCoopers.+
      23.3  Consent of KPMG LLP.+
      23.4  Consent of BDO Seidman LLP.+
      23.5  Consent of Ernst & Young LLP. +

      23.6  Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
      24.1  Power of Attorney (contained on signature page).
      25.1 Form T-1 statement of eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as trustee.+
      99.1  Form of Letter of Transmittal.+

      99.2  Form of Notice of Guaranteed Delivery.+

+ Filed herewith.


ITEM 22. UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that was mad in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(g) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other then the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of June, 2007.

                                                LEUCADIA NATIONAL
                                                CORPORATION



                                                By: /s/ Joseph A. Orlando
                                                --------------------------------
                                                Name:  Joseph A. Orlando
                                                Title:  Vice President and Chief
                                                        Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Orlando and Barbara L. Lowenthal, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of Leucadia National Corporation and in the capacities and on the dates indicated.



           SIGNATURE                        TITLE                       DATE
           ---------                        -----                       ----


      /s/ Ian M. Cumming            Chairman of the Board          June 15, 2007
-----------------------------   (Principal Executive Officer)
        Ian M. Cumming


    /s/ Joseph S. Steinberg         President and Director         June 15, 2007
-----------------------------   (Principal Executive Officer)
      Joseph S. Steinberg


     /s/ Joseph A. Orlando         Vice President and Chief        June 15, 2007
-----------------------------    Financial Officer (Principal
       Joseph A. Orland               Financial Officer)


   /s/ Barbara L. Lowenthal     Vice President and Comptroller     June 15, 2007
-----------------------------   (Principal Accounting Officer)
     Barbara L. Lowenthal


      /s/ Paul M. Dougan                   Director                June 15, 2007
-----------------------------
        Paul M. Dougan


  /s/ Lawrence D. Glaubinger               Director                June 15, 2007
-----------------------------
    Lawrence D. Glaubinger


    /s/ Alan J. Hirschfield                Director                June 15, 2007
-----------------------------
      Alan J. Hirschfield


      /s/ James E. Jordan                  Director                June 15, 2007
-----------------------------
        James E. Jordan


      /s/ Jeffrey C. Keil                  Director                June 15, 2007
-----------------------------
        Jeffrey C. Keil


 /s/ Jesse Clyde Nichols, III              Director                June 15, 2007
-----------------------------
   Jesse Clyde Nichols, III

                                  EXHIBIT INDEX

 EXHIBIT
  NUMBER          DESCRIPTION
----------        --------------------------------------------------------------
   4.1            Indenture, dated as of March 6, 2007, between Leucadia
                  National Corporation and The Bank of New York with respect to
                  Leucadia National Corporation's 7-1/8% Senior Notes due 2017.+
   4.2            Registration Rights Agreement, dated as of March 6, 2007,
                  between Leucadia National Corporation and Jefferies & Company,
                  Inc., with respect to Leucadia National Corporation's 7-1/8%
                  Senior Notes due 2017.+
   4.3            Form of 7-1/8% Senior Note (included in Exhibit 4.1).
   5.1            Opinion of Weil, Gotshal & Manges LLP.+
   12.1           Computation of Ratio of Earnings to Fixed Charges.+
   23.1           Consent of PricewaterhouseCoopers LLP.+
   23.2           Consent of PricewaterhouseCoopers.+
   23.3           Consent of KPMG LLP.+
   23.4           Consent of BDO Seidman LLP.+
   23.5           Consent of Ernst & Young LLP. +
   23.6           Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                  5.1).
   24.1           Power of Attorney (contained on signature page).
   25.1           Form T-1 statement of eligibility under the Trust Indenture
                  Act of 1939 of The Bank of New York, as trustee.+
   99.1           Form of Letter of Transmittal.+
   99.2           Form of Notice of Guaranteed Delivery.+

------------------------------------------------------------------------

+   Filed herewith.